Exhibit 4.6

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

This AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT (“Agreement”) is entered into on this ________ day of April, 2019 at Bangalore by and amongst:

AAYAS TRADE SERVICES PRIVATE LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at New No. 45 (Old No. 76), 2nd Floor, 2nd Main Road, 41st Cross, Jayanagar 8th Block, Bangalore – 560 070 (hereinafter referred to as the “Company” which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the FIRST PART;

AND

ELBIT PLAZA INDIA REAL ESTATE HOLDINGS LIMITED, a company incorporated under the laws of Cyprus and having its registered office at 7 Florinis Street, Greg Tower, PC 1065 Nicosia – Cyprus (hereinafter referred to as the “Promoter” which expression shall unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the SECOND PART;

AND

MANTRI DEVELOPERS PRIVATE LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at 41, Vittal Mallya Road, Bangalore 560 001 (hereinafter referred to as “Purchaser”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the THIRD PART.

Each of the above mentioned Persons shall be individually referred to as a “Party” and collectively as “Parties”.

WHEREAS:

A.	The Company is engaged in the business of developing the Property (as defined in the Earlier SPA).

B.	The Purchaser is engaged in the business of construction and development of real estate.

C.	As at the date of this Agreement, the issued, subscribed and paid-up equity share capital of the Company is Rs. 1,01,00,000 (Rupees One Crore One Lakh) divided into 10,10,000 (Ten Lakhs Ten Thousand) Equity Shares of Rs. 10 (Rupees Ten each).

D.	The Promoter and Koyenco Limited (“Other Shareholder”) are the legal and beneficial owners of 10,10,000 (Ten Lakhs Ten Thousand) Equity Shares representing 100% (one hundred percent) of the issued, subscribed and paid-up equity share capital of the Company. The Promoter holds 4,74,00,000 (Four Crore Seventy Four Lakhs) Series A CCDs of Rs. 10 (Rupees Ten) each, and 41,43,68,780 (Forty One Crores Forty Three Lakhs Sixty Eight Thousand Seven Hundred Eighty) Series B CCDs of Rs. 10 (Rupees Ten) each, in the Company. The aforesaid Equity Shares, CCDs and any Securities issued to the Promoter prior to the Closing Date are hereinafter collectively referred to as the “Issued Securities”. The Purchaser holds 10,10,000 (Ten Lakhs Ten Thousand) optionally convertible debentures of Rs. 10 (Rupees Ten) each and 8,00,00,000 (Eight Crores) NCDs of Rs. 10 (Rupees Ten) each in the Company.

E.	The Company, the Promoter, the Other Shareholder, Minerva Infratech Private Limited (“MIPL”) and the Purchaser had entered into a securities purchase agreement dated December 02, 2015 as amended by the supplemental agreement dated June 22, 2016 (“Earlier SPA”) whereby MIPL proposed to purchase the Issued Securities from the Promoter and the Other Shareholder in accordance with the terms and conditions set out in the Earlier SPA.

F.	However, the Purchaser and MIPL failed to fulfil their obligations under the Earlier SPA prior to the Long Stop Date (as defined in the Earlier SPA), and the Promoter is entitled to proceed to Separation (as defined in the Earlier SPA) pursuant to the provisions of the Earlier SPA.

G.	The Parties had executed an amendment agreement dated June 16, 2017 to the Earlier SPA (“Amendment Agreement 2017”). Simultaneously with the execution of the aforesaid Amendment Agreement 2017, the Company, the Promoter and the Purchaser had executed an SPA (“Second SPA”), pursuant to which the Purchaser has purchased 4,60,00,000 (Four Crore Sixty Lakh) Series A CCDs for an aggregate consideration of Rs. 46,00,00,000 (Rupees Forty Six Crores) in nine tranches.

H.	The Parties had then executed a restated amendment agreement on March 27, 2018 to the Earlier SPA.

I.	Simultaneously with the execution of the restated amendment agreement to the Earlier SPA, the Company, the Promoter and the Purchaser had executed an amended and restated securities purchase agreement dated March 27, 2018 (“2018 SPA”). Pursuant to the 2018 SPA, the Purchaser purchased 3,40,00,000 (Three Crore Forty Lakhs) Series A CCDs for an aggregate consideration of Rs. 34,00,00,000 (Rupees Thirty Four Crores) in 13 (thirteen) tranches.

J.	The Purchaser and MIPL have requested for an extension of time to fulfil their obligations under the 2018 SPA prior to the Long Stop Date (as defined in the Earlier SPA).

K.	The Parties, along with the Other Shareholder, MIPL and Purchaser have come to a revised understanding whereby, the Purchaser proposes to purchase, and the Promoter proposes to sell to the Purchaser, 5,00,00,000 (Five Crores) Series A CCDs (“Sale Securities”) for an aggregate consideration of Rs. 50,00,00,000 (Rupees Fifty Crores only) (“Series A CCD Purchase Price”) in accordance with the terms hereof. The Sale Securities shall be purchased by the Purchaser from the Promoter in 8 (eight) tranches as under, for the consideration set out below aggregating to Rs. 50,00,00,000 (Rupees Fifty Crores only):

Sl. No.	Date by which the relevant CCD Closing is required to occur (each a “Subsequent Closing Date”)	Amount to be paid by the Purchaser (Rs.)	Number of Sale Securities to be transferred
1.	April 25, 2019 (“First LSD”)	10,00,00,000 (“First Tranche Purchase Price”)	1,00,00,000 Series A CCDs (“First Closing CCDs”)
2.	May 31, 2019	4,00,00,000 (“Second Tranche Purchase Price”)	40,00,000 Series A CCDs
3.	June 30, 2019	4,00,00,000 (“Third Tranche Purchase Price”)	40,00,000 Series A CCDs
4.	July 31, 2019	6,00,00,000 (“Fourth Tranche Purchase Price”)	60,00,000 Series A CCDs
5.	August 31, 2019	6,00,00,000 (“Fifth Tranche Purchase Price”)	60,00,000 Series A CCDs
6.	September 30, 2019	6,00,00,000 (“Sixth Tranche Purchase Price”)	60,00,000 Series A CCDs
7.	October 31, 2019	7,00,00,000 (“Seventh Tranche Purchase Price”)	70,00,000 Series A CCDs
8.	November 15, 2019	7,00,00,000 (“Eighth Tranche Purchase Price”)	70,00,000 Series A CCDs
Total		50,00,00,000	5,00,00,000 Series A CCDs

L.	The transfer of the First Closing CCDs shall be referred to as the “First CCD Closing”, and each subsequent transfer of Series A CCDs as mentioned above shall be referred to as a “Subsequent Closing”.

M.	Simultaneously with the date of execution of this Agreement, the parties to the Earlier SPA have entered into a restated amendment agreement to amend certain provisions of the Earlier SPA (“Amendment Agreement”). 41,43,68,780 (Forty One Crores Forty Three Lakhs Sixty Eight Thousand Seven Hundred Eighty) Series B CCDs and the entire issued share capital of the Company (such equity shares the “Sale Shares”) shall be acquired by MIPL for an aggregate consideration of Rs. 226,63,17,477 (Rupees Two Hundred Twenty Six Crores Sixty Three Lakhs Seventeen Thousand Four Hundred Seventy Seven only) under the provisions of the Earlier SPA, as amended by the Amendment Agreement.

N.	Accordingly, the Parties wish to record in this Agreement the terms and conditions of the sale and purchase of the Sale Securities.

NOW THEREFORE, IN CONSIDERATION OF THE PREMISES, REPRESENTATIONS AND WARRANTIES AND COVENANTS HEREIN SET FORTH, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1.	“Act” shall mean the Companies Act, 1956 (as amended and superseded by the Companies Act, 2013), as notified, amended or re-enacted from time to time;

1.2.	“Additional Purchase Amount” shall have the meaning ascribed to the term under Clause 3.3.1;

1.3.	“Affiliate” of a Party means a Person which directly or indirectly Controls or, is controlled by, or is under common Control with such Party. In the case of an individual, Affiliate shall include a Relative of such individual;

1.4.	“Articles” shall mean the Articles of Association of the Company;

1.5.	“Board” shall mean the Board of Directors of the Company;

1.6.	“Business Day” shall have the meaning ascribed to the term in the Earlier SPA;

1.7.	“CCDs” shall mean the Series A CCDs and the Series B CCDs, collectively;

1.8.	“CCD Closing” shall mean any of the First CCD Closing or any Subsequent Closing;

1.9.	“CCD Closing Date” shall mean any of the First CCD Closing Date or any Subsequent Closing Date;

1.10.	“Conditions Precedent” shall mean the conditions detailed in Clause 4;

1.11.	“Control” or “Controlled” with respect to any Person shall mean the beneficial ownership directly or indirectly of more than fifty (50%) per cent of the voting securities of such Person or control over the majority of the composition of the board of directors or the power to direct the management or policies of such Person by contract or otherwise;

1.12.	“Encumbrance” shall mean any mortgage, pledge, equitable interest, prior assignment, hypothecation, right of other Persons, claim, security interest, beneficial interest, title retention agreement, voting trust agreement, interest, option, lien, charge, commitment, restriction or limitation of any nature whatsoever, including restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership. The word ‘Encumber’ shall be construed accordingly;

1.13.	“Equity Shares” shall mean equity shares of Rs. 10 (Rupees Ten) each in the Company;

1.14.	“Long Stop Date” shall have the meaning ascribed to the term in the Amendment Agreement;

1.15.	“Losses” shall mean any and all losses, liabilities, obligations, claims, demands, actions, suits, judgments, awards, fines, penalties, taxes, fees, settlements and proceedings, costs, expenses, royalties, deficiencies, damages (whether or not resulting from third party claims), charges, costs (including costs of investigation, remediation or other response actions), interests, out-of-pocket expenses, reasonable attorneys’ and accountants’ fees and disbursements;

1.16.	“NCDs” shall mean the non-convertible debentures of the Company of face value of Rs. 10 (Rupees Ten) each, having the terms set out in Part C of Schedule 2;

1.17.	“Person” shall mean an individual or a partnership, company, trust, association or other entity;

1.18.	“RoC” shall mean Registrar of Companies;

1.19.	“Relative” shall have the meaning given to it in the Act;

1.20.	“Representations and Warranties” shall mean the representation and warranties contained in Clause 9;

1.21.	“Sale Securities” shall have the meaning given to it in Recital I;

1.22.	“Series A CCD Purchase Price” shall have the meaning given to it in Recital I;

1.23.	“Series A CCDs” shall mean the compulsorily convertible debentures of the Company of face value of Rs. 10 (Rupees Ten) each, having the terms set out in Part A of Schedule 2;

1.24.	“Series B CCDs” shall mean the compulsorily convertible debentures of the Company of face value of Rs. 10 (Rupees Ten) each, having the terms set out in Part B of Schedule 2; and

1.25.	“Valuer” shall mean an independent chartered accountant appointed by the Purchaser or the Promoter.

2.	SALE AND PURCHASE OF SALE SECURITIES

2.1.	Subject to the terms and conditions contained herein, the Promoter shall (as legal and beneficial owner of the Sale Securities) on each CCD Closing Date, sell, transfer and convey to the Purchaser all of their right, title and interest in and to the relevant portion of the Sale Securities as the case may be, free from all Encumbrances. The Purchaser shall purchase the relevant number of Sale Securities for the relevant portion of the Series A CCD Purchase Price, on each CCD Closing Date.

2.2.	As on the date of this Agreement, the Parties have obtained a valuation certificate from the Valuer, bearing out that the fair market value of the Sale Securities in aggregate is equal to or higher than the Series A CCD Purchase Price.

3.	PURCHASE PRICE

3.1.	The Purchaser shall pay to the Promoter, for the sale and purchase of the Sale Securities, the Series A CCD Purchase Price.

3.2.	The amount and description of the Sale Securities to be transferred by the Promoter to the Purchaser on each CCD Closing Date is set out in Recital G above.

3.3.	If any CCD Closing does not occur on or prior to the respective CCD Closing Date, the Purchaser shall be deemed to be in breach of this Agreement and the Promoter may, at its sole discretion, elect to:

3.3.1.	extend the relevant CCD Closing Date, in which case the relevant tranche of the Series A CCD Purchase Price shall be automatically increased and accrue at the rate of 8.5% (Eight Point Five Percent) per annum (or any part thereof in respect of the period by which the CCD Closing Date is extended) on the relevant tranche of the Series A CCD Purchase Price, compounded and calculated monthly for the period from the relevant CCD Closing Date until the date on which such CCD Closing actually occurs with the consent of the Promoter (such accrued amount the “Additional Purchase Amount”). The aggregate Additional Purchase Amount shall be paid to Promoter along with the Purchase Price payable under the Earlier SPA (as amended by the Amendment Agreement); or

3.3.2.	where the Promoter does not exercise the right under Clause 3.3.1, the Promoter shall have the right to terminate this Agreement in accordance with Clause 7.1.

4.	CONDITIONS PRECEDENT

4.1.	The obligation of the Promoter to transfer Sale Securities to the Purchaser in the manner contemplated herein is subject to the fulfilment by the Purchaser, of the following conditions (unless waived in writing by the Promoter) (“Conditions Precedent”) at least 3 (three) days prior to each CCD Closing Date:

(i)	The Purchaser having provided all consents and documents as may be necessary, such that the Company and its security holders are able to re-classify the Sale Securities into NCDs immediately after each CCD Closing, without requiring any further action or documentation from the Purchaser; and

(ii)	The Purchaser having provided all documents as may be necessary, evidencing that with immediate effect from any CCD Closing Date, if the Company is required to make payments of any amounts to the Purchaser in connection with the Sale Securities (even after the Sale Securities are re-classified into NCDs), any such amounts will be set off and adjusted against the amounts owed by the Purchaser to the Company.

4.2.	If any of the Conditions Precedent are not satisfied on or prior to the First LSD or any Subsequent Closing Date, this Agreement shall stand terminated and the Purchaser shall be deemed to be in breach.

5.	FIRST CCD CLOSING

5.1.	The First CCD Closing shall occur on or before the First LSD and within 2 (two) days of receipt by the Promoter of a written confirmation that all Conditions Precedent are satisfied, with documentation evidencing the same. It is clarified that unless the Promoter is given documentation to its satisfaction regarding the satisfaction of the Conditions Precedent, it shall be under no obligation to proceed with the First CCD Closing or any CCD Closing. The Purchaser undertakes to obtain an in-principle confirmation from its designated authorised dealer prior to each CCD Closing, acknowledging that the relevant CCD Closing can be achieved in the manner set out herein.

5.2.	The First CCD Closing shall take place at Bangalore.

5.3.	On the First CCD Closing Date, the Parties shall complete the below mentioned activities. The actions to take place under this Clause 5.3 are interdependent and must take place, as nearly as possible, simultaneously.

5.3.1.	Payment of First Tranche Purchase Price

The Purchaser shall pay the First Tranche Purchase Price without any withholding, through its authorized dealer to the designated bank account of the Promoter. The bank account details of the Promoter are set forth in Schedule 3 to this Agreement. A copy of the SWIFT instructions issued by Purchaser’s authorized dealer shall be provided to the Promoter forthwith.

5.3.2.	Delivery of documents including resolutions of the Board and shareholders

The Promoter and/or the Company, as applicable, shall deliver the following documents to the Purchaser at First CCD Closing:

a)	Certified true copies of the resolutions passed by the Board and the board of directors of the Promoter approving the transfer of the First Closing CCDs to the Purchaser; and

b)	Such supporting documents as may be required in accordance with the Foreign Exchange Management Act, 1999 and the rules and regulations formulated thereunder, for the filing of the form FC-TRS for the First CCD Closing.

The Purchaser shall deliver certified true copies of the resolutions passed by its board of directors approving the purchase of the First Closing CCDs. The Purchaser shall also ensure the filing of forms 15CB and 15CA as required for the proposed transfer of the First Closing CCDs.

5.3.3.	Original CCD certificates representing First Closing CCDs and transfer forms

The Promoter shall cause the delivery of the original certificates representing the First Closing CCDs to the Company along with the duly stamped security transfer forms executed by the Promoter.

The Purchaser shall cause the delivery of the duly stamped original security transfer forms signed by it and the Promoter pertaining to the First Closing CCDs to the Company.

5.3.4.	Form FC-TRS

a)	Following the receipt of the documents set forth above and the payment of the First Tranche Purchase Price, on the First CCD Closing Date, the Purchaser shall submit the duly filled form FC-TRS along with all relevant documents and annexure to be attached thereto to the authorised dealer Category–I bank remitting the First Tranche Purchase Price, on behalf of the Purchaser through the e-biz portal, and obtain an endorsement from the authorised dealer Category-I bank stating that the payment of the First Tranche Purchase Price, has been made in accordance with the applicable laws. A copy of the endorsed form FC-TRS bearing the acknowledgement of the authorised dealer Category-I bank will be provided to the Promoter and the Company.

5.3.5.	Upon the receipt of a confirmation from the Promoter that the First Tranche Purchase Price has been received by the Promoter in its bank account, the Promoter shall cause a meeting of the Board and shareholders of the Company (as required) to be called (provided that the endorsed form FC-TRS has been received by the Purchaser’s authorized dealer) at which the following business will be conducted and necessary actions will be taken:

a)	Approve the registration of transfer of First Closing CCDs to the Purchaser;

b)	Resolve to make the necessary entries in the Register of Members and Register of Debentures to enter the name of the Purchaser as the registered owner of the First Closing CCDs;

c)	Approve the re-classification of the First Closing CCDs into NCDs; and

d)	Approve the change in the terms of the 8,00,00,000 (Eight Crores) NCDs held by the Purchaser on the date of this Agreement.

5.3.6.	Thereafter, the Company shall deliver to the Purchaser, the original, duly stamped certificates representing NCDs allotted on re-classification of the First Closing CCDs, along with the certified true copies of the resolutions recording the transfer of the First Closing CCDs and destroy the corresponding CCD certificates. Simultaneously with the aforesaid actions, the Purchaser will hand over the existing certificates representing the 8,00,00,000 (Eight Crores) NCDs held by the Purchaser and the Company shall issue a fresh certificate in lieu of the existing certificates, setting out the terms of the NCDs as set out in Part C of Schedule 2.

5.4.	The Parties agree that all the actions detailed in Clauses 5.3.1 to 5.3.6 will have to be completed to achieve First CCD Closing and that the Parties shall take all actions necessary to facilitate the same.

6.	SUBSEQUENT CLOSINGS

6.1.	The First CCD Closing and each Subsequent Closing shall occur on or prior to the relevant Long Stop Date as set out in the Amendment Agreement, time being of the essence. Failure to achieve the First CCD Closing or any Subsequent Closing strictly within the timelines agreed shall amount to a breach of this Agreement and the Amendment Agreement.

6.2.	Each Subsequent Closing shall take place at Bangalore.

6.3.	On each Subsequent Closing Date, the Parties shall complete the below mentioned activities. The actions to take place under this Clause 6.3 are interdependent and must take place, as nearly as possible, simultaneously.

6.3.1.	Payment of relevant tranche of the Series A CCD Purchase Price

The Purchaser shall pay the relevant tranche of the Series A CCD Purchase Price without any withholding, through its authorized dealer to the designated bank account of the Promoter. The bank account details of the Promoter are set forth in Schedule 3 to this Agreement. A copy of the SWIFT instructions issued by the Purchaser’s authorized dealer shall be provided to the Promoter forthwith.

6.3.2.	Delivery of documents including resolutions of the Board and shareholders

The Promoter and/or the Company, as applicable, shall deliver the following documents to the Purchaser at the relevant Subsequent Closing:

a)	Certified true copies of the resolutions passed by the Board and the board of directors of the Promoter approving the transfer of the relevant tranche of the CCD to the Purchaser.

b)	Such supporting documents as may be required in accordance with the Foreign Exchange Management Act, 1999 and the rules and regulations formulated thereunder, for the filing of the form FC-TRS for the relevant Subsequent Closing.

The Purchaser shall deliver certified true copies of the resolutions passed by its board of directors approving the purchase of the relevant number of Sale Securities. The Purchaser shall also ensure the filing of forms 15CB and 15CA as required for the proposed transfer of the Sale Securities as required.

6.3.3.	Original certificates representing Sale Securities to be transferred and transfer forms

The Promoter shall cause the delivery of the original certificates representing the Sale Securities being transferred on such Subsequent Closing Date to the Company along with the duly stamped security transfer forms executed by the Promoter.

The Purchaser shall cause the delivery of the duly stamped original security transfer forms signed by it and the Promoter pertaining to the relevant Sale Securities being transferred to the Company.

6.3.4.	Form FC-TRS

a)	Following the receipt of the documents set forth above and the payment of the relevant tranche of the Series A CCD Purchase Price, on the relevant Subsequent Closing Date, the Purchaser shall submit the duly filled form FC-TRS along with all relevant documents and annexure to be attached thereto to the authorised dealer Category–I bank remitting the relevant tranche of the Series A CCD Purchase Price, on behalf of the Purchaser through the e-biz portal, and obtain an endorsement from the authorised dealer Category-I bank stating that the payment of the relevant tranche of the Series A CCD Purchase Price, has been made in accordance with the applicable laws. A copy of the endorsed form FC-TRS bearing the acknowledgement of the authorised dealer Category-I bank will be provided to the Promoter and the Company.

6.3.5.	Upon the receipt of a confirmation from the Promoter that the relevant tranche of the Series A CCD Purchase Price has been received by the Promoter in its bank account, the Promoter shall cause a meeting of the Board and shareholders of the Company (as required) to be called (provided that the endorsed form FC-TRS has been received the Purchaser’s authorized dealer) at which the following business will be conducted and necessary actions will be taken:

a)	Approve the registration of transfer of relevant number of Sale Securities to the Purchaser;

b)	Resolve to make the necessary entries in the Register of Members and Register of Debentures to enter the name of the Purchaser as the registered owner of the Sale Securities transferred;

c)	Approve the re-classification of the CCDs transferred into NCDs.

6.3.6.	Thereafter, the Company shall deliver to the Purchaser, the original, duly stamped certificates representing the relevant number of NCDs allotted on re-classification of the CCDs transferred at each Subsequent Closing, along with certified true copies of the resolutions recording such transfer, and destroy the corresponding Series A CCD certificates.

6.4.	The Parties agree that all the actions detailed in Clauses 6.3.1 to 6.3.6 will have to be completed to achieve each Subsequent Closing and that the Parties shall take all actions necessary to facilitate the same.

6.5.	The Parties further agree that prior to the payment of the Eighth Tranche Purchase Price, the Promoter and the Company shall take necessary actions to re-classify such number of Series B CCDs into Series A CCDs, as may be necessary to give effect to the terms of this Agreement.

7.	ADDITIONAL UNDERSTANDING

7.1.	Subject to Clause 3.3, the Parties agree that if the Purchaser has not paid any tranche of the Series A CCD Purchase Price on or before the relevant Long Stop Date, this Agreement shall stand terminated on account of breach of the Purchaser. The Parties shall be bound by the terms of the Earlier SPA as amended by the Amendment Agreement.

7.2.	Without limiting the provisions of Clause 7.3 of the Earlier SPA, the Parties agree that there will be no reduction in the Purchase Price or the amounts payable under the CCD SPA, notwithstanding any adverse change in the status of or title to the Property arising out of the change in zoning from ‘residential’ in the present comprehensive development plan (2005-2015) to ‘park / open space / recreation zone’ in the proposed revised master plan 2031, and that the contention raised by the Purchaser in the letters dated January 06, 2018, January 17, 2018 and February 10, 2018 will not be raised again by the Purchaser.

8.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE PROMOTER, THE PURCHASER:

8.1.	The Company and the Promoter, jointly and severally, represent and warrant to the Purchaser that:

a)	The execution, delivery and performance of this Agreement does not and will not conflict with, or result in a breach of, or constitute a default under any instrument to which the Company is a party or to which it is bound.

8.2.	Representations and Warranties relating to the Promoter:

a)	The Promoter has the legal right and full power to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

b)	There is no action, suit, proceeding, claim, arbitration or investigation pending against the Promoter, or there is no action, suit, proceeding, claim, arbitration or investigation which the Promoter intends to initiate in connection with its involvement with the Company, subject to the transaction contemplated in this Agreement being completed in the manner contemplated herein.

c)	The execution, delivery and performance of this Agreement does not and will not conflict with, or result in a breach of, or constitute a default under any instrument to which the Promoter is a party or by which it is bound.

d)	Each of the Representations and Warranties contained in Schedule 1 (regarding ownership to Sale Securities) are true, correct and complete, on and as of the date of this Agreement and the Closing Date.

e)	The Promoter represents that the Parties have obtained a valuation certificate from the Valuer, bearing out that the fair market value of the Sale Securities in aggregate is equal to or more than the Series A CCD Purchase Price. The Promoter shall cause the Company to obtain revised valuation certificates from time to time, as applicable.

8.3.	The Purchaser acknowledges that except for the Representations and Warranties of the Promoter and the Company as set out in Clause 8.1, Clause 8.2 and Schedule 1, the Promoter has not made any other representation or warranty in relation to the Property or the Company.

The provisions of Clauses 8.1, 8.2 and 8.3 and of Schedule 1 shall not have any effect until all CCD Closings are completed, and the Closing (as defined in the Earlier SPA) is completed.

8.4.	Representations, Warranties and Covenants provided by the Purchaser:

a)	The Purchaser represents that the Parties have obtained a valuation certificate from the Valuer, bearing out that the fair market value of the Sale Securities in aggregate is equal to or more than the Series A CCD Purchase Price of the Sale Securities.

b)	The Purchaser represents that it has the legal right and full power to enter into and perform this Agreement and any other documents to be executed by them pursuant to or in connection with this Agreement.

c)	There is no action, suit, proceeding, claim, arbitration or investigation pending against the Purchaser, or there is no action, suit, proceeding, claim, arbitration or investigation which the Purchaser intends to initiate in connection with the Purchaser’s involvement with the Company.

d)	The execution, delivery and performance of this Agreement does not and will not conflict with, or result in a breach of, or constitute a default under any instrument to which the Purchaser is a party or by which it is bound.

9.	INDEMNITY

9.1.	Subject to the CCD Closings being completed and Closing (as defined under the Earlier SPA) being completed the Promoter hereby agrees to defend, indemnify and hold the Company and the Purchaser harmless from and against any and all direct Losses that are finally ruled by a competent court of law to have been sustained or suffered by the indemnified party and arising directly out of, or by reason of:

a)	any breach of this Agreement by it; or

b)	any material inaccuracy in or breach of any of the Representations and Warranties, covenants, undertakings or agreements contained in, or issued pursuant to, this Agreement by it.

9.2.	Notwithstanding anything to the contrary herein contained, the Purchaser hereby agrees to defend, indemnify and hold the Promoter harmless from and against any and all direct Losses that are finally ruled by a competent court of law to have been sustained or suffered by the indemnified party and arising directly out of, or by reason of:

c)	any breach of this Agreement by it; or

d)	any material inaccuracy in or breach of any of the Representations and Warranties, covenants, undertakings or agreements contained in, or issued pursuant to, this Agreement by it.

9.3.	Notwithstanding anything contained in this Agreement, the Promoter’s aggregate liability in relation to any indemnification claim made by the indemnified party will not exceed the lower of the Series A CCD Purchase Price and any sum actually paid by the Purchaser under this Agreement.

9.4.	It is clarified that the Promoter’s rights specified in this Clause 9 shall be in addition to and not in substitution for any other remedies available to the Promoter, including the Promoter’s rights pursuant to the Amendment Agreement.

10.	CONFIDENTIALITY

10.1.	The Promoter, the Purchaser and the Company recognize that each of them may be given and have access to confidential and proprietary information of each other. The Parties undertake not to and shall ensure that their Affiliates do not use any of such confidential information without the prior written consent of the Party owning the confidential information, and shall use their best efforts to keep confidential and not to disclose to any third party any of the other Party’s confidential and proprietary information.

10.2.	It is expressly agreed that the Promoter and/or its Affiliates shall be permitted to issue a press release as required by legal provisions applicable to the Promoter and/or its Affiliates, in relation to the terms hereof, which is accepted by the remaining Parties. Any other press release by any of the Parties regarding the understanding reached between them shall be coordinated with the other Parties. The disclosures made by any Party to government or any regulatory bodies should be copied to the other Party.

11.	NOTICES

11.1.	All notices, consents or other formal communications required of the Parties hereto by this Agreement shall be in writing. All such communications shall be delivered by hand or registered post or electronic transmission, addressed to the other party at the following address or at such other address as has been notified by a Party. Such communications shall be deemed to have been delivered at the time of delivery (if delivered by hand), at the time of transmission (if served by facsimile) or on the seventh business day after the date of posting (if served by prepaid post).

a)	In the case of notices to the Company:

Attention:	Mr. Hemant Kothari
Address:	New No. 45 (Old No. 76), 2nd Floor, 2nd Main Road, 41st Cross, Jayanagar 8th Block, Bangalore – 560 070
Telephone:	+91 80 4041 4400
Email:	hemantk@elbitplazaindia.com

b)	In the case of notices to the Purchaser:

Attention:	Mr. Baaskaran S.
Address:	41, Vittal Mallya Road, Bangalore – 560 001
Telephone:	+91 80 4130 0000
Email:	baaskaran.s@mantri.in

c)	In the case of notices to the Promoter:

Attention:	Mr. Ron Hadassi
Address:	7 Mota Gur, Olympia C Tower, Petach Tikva, 4900102 Israel
Telephone:	+972 3 608 6045
Email:	ron@elbitimaging.com

12.	GOVERNING LAW AND DISPUTE RESOLUTION

12.1.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of India without reference to its conflict of laws principles.

12.2.	Amicable Resolution of Disputes

If any dispute arises between the Parties in respect of the validity, interpretation, implementation or alleged breach of any provision of this Agreement or regarding a question, including the questions as to whether the termination of this Agreement by one party hereto has been legitimate (a “Dispute”), the disputing parties shall attempt to first resolve such dispute or claim through discussions between senior executives of the Purchaser and the Promoter.

12.3.	Arbitration

Any Dispute which is not settled by the disputing parties through negotiations, after the period of 30 (thirty) days from the service of a notice of dispute, shall be referred to and finally resolved by arbitration in Singapore in accordance with the rules of the Singapore International Arbitration Center (“SIAC Rules”). The Purchaser shall appoint 1 (one) arbitrator, the Promoter shall appoint 1 (one) arbitrator, and the 2 (two) arbitrators so appointed shall appoint the third arbitrator. The language of the arbitration shall be English. If any Party does not appoint an arbitrator within a period of 30 (thirty) days from the date on which the arbitration is referred to the arbitration, the arbitrator shall be appointed as per the SIAC Rules.

If any dispute raises issues which are substantially the same as or connected with issues raised in a dispute which has already been referred to arbitration under this Agreement or the Existing Agreements or the Amendment Agreement (an “Existing Dispute”), or arises out of substantially the same facts as are the subject of an Existing Dispute (in either case, a “Related Dispute”), the arbitral tribunal appointed or to be appointed in respect of any such Existing Dispute shall also be appointed as the arbitral tribunal in respect of any Related Dispute. Any dispute as to whether or not a dispute is a Related Dispute shall be referred to, and finally resolved by, the arbitral tribunal appointed or to be appointed in respect of an Existing Dispute.

The arbitral tribunal, upon the request of one of the parties to a dispute or a party to this Agreement which itself wishes to be joined in any reference to arbitration proceedings in relation to a dispute, may join any party to this Agreement to any reference to arbitration proceedings in relation to that dispute and may make a single, final award determining all disputes between them. Each of the Parties hereby consents to be joined to any reference to arbitration proceedings in relation to any dispute at the request of a party to that dispute.

Where, pursuant to the above provisions, the same arbitral tribunal has been appointed in relation to two or more disputes, the arbitral tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the disputes, order that the whole or part of the matters at issue shall be consolidated and/or heard together upon such terms or conditions as the arbitral tribunal thinks fit.

12.4.	Enforcement

Judgement upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

12.5.	Jurisdiction

Subject to Clauses 12.2 to 12.4, the courts at Bangalore, India shall have supervisory jurisdiction in respect of this Agreement.

13.	MISCELLANEOUS PROVISIONS

13.1.	Specific Performance

In the event that a Party commits a default of the terms of this Agreement then, the non-defaulting Parties shall be entitled to such remedies, including remedies by way of damages and/or specific performance, as may be permitted under applicable laws, in addition to their rights and remedies under this Agreement.

13.2.	Reservation of Rights

No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement by the other Parties shall in any way affect, diminish or prejudice the right of such Party to require performance of that provision and any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any right under or arising out of this Agreement, or acquiescence to or recognition of rights and/or position other than as expressly stipulated in this Agreement or unless expressly stated so by that Party in writing or in this Agreement.

13.3.	Partial Invalidity

If any provision of this Agreement or the application thereof to any person or circumstance is or becomes invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision which is valid and enforceable and most nearly gives effect to the original intent of the unenforceable provision.

13.4.	Amendment

No modification or amendment to this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing by all the Parties.

13.5.	Entire Agreement

This Agreement read with the Earlier SPA and the Amendment Agreement, constitutes the entire Agreement between the Parties with respect to the subject matter herein and supersedes and cancels any prior oral or written agreement, representation, understanding, arrangement, communication or expression of intent relating to the subject matter of this Agreement.

13.6.	Survival

The provisions of Clause 7.1, Clause 8, Clause 9, Clause 10, Clause 11, Clause 12 and this Clause 13 will survive termination of this Agreement.

13.7.	Costs and Stamp Duty

Each Party shall bear its own expenses incurred in preparing and executing this Agreement. The Purchaser shall bear the stamp duty in relation to the transfer of the Sale Securities and the issue of the NCDs.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above mentioned.

COMPANY

For AAYAS TRADE SERVICES PRIVATE LIMITED

Hemant Kothari

PROMOTER
For ELBIT PLAZA INDIA REAL ESTATE HOLDINGS LIMITED

Hemant Kothari

PURCHASER
For MANTRI DEVELOPERS PRIVATE LIMITED

Baaskaran S.
Authorized Signatory
WITNESSES

Siddharth K. Vedula	Anil Kumar
Level 3, Prestige Obelisk,	No. 41, Vittal Mallya Road,
3, Kasturba Road,	Bangalore – 560 001
Bangalore – 560 001

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES BY THE PROMOTER REGARDING SALE OF SALE SECURITIES

The Promoter hereby represents and warrants as follows:

1.	Ownership of the Sale Securities

a)	The title to the Sale Securities held by the Promoter in the Company is absolute, clear of all Encumbrances and valid.

b)	The Promoter is the legal and beneficial owner of the Sale Securities.

c)	The Sale Securities, including any Sale Securities that have been acquired by the Promoter through transfers or transmissions, are duly stamped and approved in accordance with the provisions of the Articles and provisions of the Act and regulations framed thereunder.

d)	There is no Encumbrance on, over or affecting any of the Sale Securities, nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

e)	Upon delivery to the Purchaser at each CCD Closing of certificates representing the Sale Securities, along with transfer forms in relation to such Sale Securities, and passing of resolutions of the Company’s Board and upon receipt by the Promoter of the amounts payable at the Closing, good and valid title to such Sale Securities will pass to the Purchaser, free and clear of all Encumbrances.

SCHEDULE 2

DESCRIPTION OF SALE SECURITIES

PART A - TERMS OF THE SERIES A CCDs

1.	Issue

1.1	Each Series A CCD shall be a compulsorily convertible debenture.

1.2	Each Series A CCD will have a par value of Rs. 10/- (Rupees Ten only) each.

2.	Term

The Series A CCDs will have a maximum term of 15 (fifteen) years from the date of their allotment.

3.	Transferability

The Series A CCDs will be transferable in the manner specified in the articles of association of the Company for transfer of shares.

4.	Interest

Interest shall be accrued and paid on each Series A CCD at the rate of 21.14% per annum, subject to applicable laws, only from the financial year in which the Company is able to generate cash flows to pay such interest.

5.	Conversion of CCDs

100 (One Hundred) Series A CCDs shall be convertible into 1 (one) compulsorily convertible preference share, as and when decided by the Board of Directors of the Company.

6.	Governing Law

The terms of the Series A CCDs shall be governed and construed in accordance with the laws of India.

PART B - TERMS OF THE SERIES B CCDs

1.	Issue

1.1	Each Series B CCD shall be a compulsorily convertible debenture.

1.2	Each Series B CCD will have a par value of Rs. 10/- (Rupees Ten only) each.

2.	Term

The Series B CCDs will have a maximum term of 15 (fifteen) years from the date of their allotment.

3.	Transferability

The Series B CCDs will be transferable in the manner specified in the articles of association of the Company for transfer of shares.

4.	Interest

Interest shall be accrued and paid on each Series B CCD at the rate of 21.14% per annum, subject to applicable laws, only from the financial year in which the Company is able to generate cash flows to pay such interest.

5.	Conversion of CCDs

340 (Three Hundred and Forty) Series B CCDs shall be convertible into 1 (one) compulsorily convertible preference share, as and when decided by the Board of Directors of the Company.

6.	Governing Law

The terms of the Series B CCDs shall be governed and construed in accordance with the laws of India.

PART C - TERMS OF THE NCDs

1.	Issue

1.1	Each NCD shall be a non-convertible debenture, issued upon the re-classification of a Series A CCD.

1.2	Each NCD will have a par value of Rs. 10/- (Rupees Ten only) each.

2.	Term

The NCDs will have a maximum term of 31 (thirty one) months from the date of their allotment, unless redeemed earlier in accordance with Clause 5 below.

3.	Transferability

The NCDs shall not be transferable, except with the prior written consent of the Board.

4.	Interest

The NCDs shall not be entitled to any interest.

5.	Redemption

Unless redeemed earlier by the Board (upon a default by the holder of the NCDs in terms of the amended and restated securities purchase agreement dated April _____, 2019), the NCDs shall stand redeemed on December 31, 2019.

6.	Encumbrance

The holder of the NCDs shall not be entitled to create any encumbrance on the NCDs.

7.	Governing Law

The terms of the NCDs shall be governed and construed in accordance with the laws of India.